Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated March 31, 2026, with respect to the consolidated balance sheets of Groundfloor Yield, LLC and Subsidiary (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations, member’s equity (deficit), and cash flows for the years then ended, which appear in the accompanying Form 1-K of the Company. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

March 31, 2026